Exhibit 10.24

PERFORMANCE AWARD AGREEMENT

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”), dated as of «award_date» (the “Award Date”) is between HSN, Inc., a Delaware corporation (the “Company”), and «Participant» (the “Participant”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Compensation Plan, as amended (the “Plan”).

1. Award

(a) Pursuant to the Company’s 2012 Long-Term Incentive Program promulgated under the Plan (the “LTIP”), in order to encourage Participant’s continued contribution to the successful performance of the Company, the Company hereby grants to the Participant a performance award to be payable in cash in the target amount of «Award Amount» assuming target performance and to be adjusted based on actual performance, as more specifically described below (the “Award”). The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the Plan.

(b) The amount of such Award will be based on the Company’s Total Shareholder Return (“TSR”) performance over the three year period beginning January 1, 2012 and ending December 31, 2014 (the “Performance Period”) relative to the TSR performance of the Comparator Companies (as defined below). The amount of the Award, calculated based on the applicable percentile ranking of the Company relative to the Comparator Companies, shall be determined based on the schedule attached hereto as Schedule A and the terms provided in this Agreement.

(c) For purposes of this Agreement, TSR means the change in fair market value over the specified period of time, expressed as a percentage, of an initial investment in specified common stock, including the effect of any dividends actually paid as if the dividends were invested in the stock of the Company or the Comparator Companies, as the case may be, and proportionately adjusted for stock splits, reorganizations or similar transactions occurring during the Performance Period, as provided herein or as determined utilizing such methodology as the Committee, or its delegate, shall have approved. Notwithstanding the foregoing, the Committee, or its delegate, shall have the discretion to make appropriate and equitable adjustments of the TSR of any company (including the Company) whose shares trade ex-dividend as of December 31, 2014; provided, however, that no such adjustment shall be permitted if it would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. The TSR shall be based on the trailing 30-trading day average closing stock prices of the Company and the Comparator Companies measured as of (and including the 30th day) the first and last trading days of the Performance Period.

(d) For purposes of this Agreement, the Comparator Companies shall be those companies listed on the Standard & Poor’s 500 Retailing Index (the “Index”) as of January 1, 2012, the first day of the Performance Period; provided, however, that the Comparator Companies shall be changed as follows:

i.	In the event that a company becomes a member of the Index following January 1, 2012, such company shall not be taken into account for purposes of this Agreement. However, in the event that, at any time during the Performance Period, a company is no longer included in the Index, such company shall still be included as a Comparator Company.

ii.	In the event of a merger, acquisition or business combination transaction of a Comparator Company with or by another Comparator Company, the surviving entity shall remain a Comparator Company, without adjustment to its financial or market structure provided that the surviving company is still in the Index.

iii.	In the event of a merger of a Comparator Company with or by an entity that is not a Comparator Company, or the acquisition or business combination transaction by a Comparator Company of or with an entity that is not a Comparator Company, in each case, where the Comparator Company is the surviving entity, the surviving entity shall remain a Comparator Company, without adjustment to its financial or market structure, provided that the Comparator Company is still in the Index;

iv.	In the event of a merger or acquisition or business combination transaction of a Comparator Company with or by an entity that is not a Comparator Company or other form of “going private” transaction relating to any Comparator Company, where such Comparator Company is not the surviving entity or is otherwise no longer publicly traded, the company will no longer be included as a Comparator Company.

v.	In the event of a bankruptcy of a Comparator Company, such company shall remain a Comparator Company, without adjustment to its financial or market condition.

2. Vesting of Award

Subject to Sections 5 and 6 of this Agreement, the Award shall vest on December 31, 2014 (the “Vesting Date”). Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant’s service at any time, with or without cause.

3. Settlement of Award

(a) Provided the Participant continued to meet the eligibility requirements described in the LTIP Description and is in an eligible position at the conclusion of the Performance Period, As soon as practicable after the end of the Performance Period, the Committee shall certify in writing the Company’s TSR performance and the amount of the Award to which the Participant is entitled to receive. The Award will be paid to the Participant no later than seventy-five (75) days after the end of the Performance Period.

(b) To the extent required by federal, state or local law, the Company shall have the right to withhold and deduct from the payments due to the Participant pursuant to the Award, amounts that would otherwise be delivered pursuant hereto for the payment of taxes or other amounts required by law and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

4. Non-Transferability of the Award

The Award shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, attachment or otherwise transferred or encumbered and any such purported assignment, exchange, encumbrance, pledge or attachment shall be void and unenforceable against the Company.

5. Forfeiture

Notwithstanding the provisions of Section 2, and except as provided in Section 6, in the event of termination of the Participant’s service with the Company prior to the Vesting Date for any reason, including by reason of death or Disability, the entire amount of the unvested Award shall be forfeited by the Participant and canceled in its entirety effective immediately upon such termination.

6. Adjustment in the Event of Change in Control

(a) In the event of a Change in Control, as defined in Section 10(c) of the Plan, after the Vesting Date but prior to the payment of the Award, Participant will receive the entire amount of the Award to which the Participant is entitled.

(b) In the event that, prior to the Vesting Date, there occurs (i) a Change in Control and (ii) a Termination of Employment of the Participant by the Company for other than Cause or Disability or by the Participant for Good Reason, then the Participant shall be paid the Award at the target level but prorated over the number of months during the Performance Period that the Participant was employed by the Company, subject to Section 6(c) below.

(c) In order to reflect the time value of the earlier payment of the Performance Cash payout and to satisfy IRS Regulation §1.162-27(e)(2)(iii)(B), the amount of the Performance Cash payout shall be equal to the present value of the amount that would have been payable had the Participant been employed on the Vesting Date, based upon the whole number of months between the first day of the month in which the Change in Control occurs and the Vesting Date, and the Federal short-term rate determined by the IRS pursuant to §1274 of the Internal Revenue Code for the month in which the Change in Control occurs, compounded monthly.

7. Other Agreements and Acknowledgments

(a) By accepting the grant evidenced by of this Agreement, the Participant acknowledges and agrees that: (i) the LTIP is established voluntarily by the Company; it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of cash awards, or benefits in lieu of cash awards, even if cash awards have been granted in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the future value of the Award is unknown and cannot be predicted with certainty; (v) in consideration of the grant of the Award, no claim of entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from a termination of the Participant’s employment by the Company or Change in Control, and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (vi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive awards or vest in awards under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Award.

(b) The Award currently consists of a bookkeeping entry representing the right to receive cash on a date determined in accordance with this Agreement. Nothing in this Agreement shall create or be deemed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and the Participant.

8. Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant: at the address last provided by the Participant to the Company’s Human Resources Department.

If to the Company:	HSN, Inc.

1 HSN Drive
St. Petersburg, FL 33729
Attention: General Counsel
Facsimile: (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

9. Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

10. Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Summary of Award, the Award is subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within Pinellas County, State of Florida, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.

11. Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12. Conflicts and Interpretation

In the event of any conflict between this Agreement, the LTIP and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan and this Agreement.

13. Amendment

The Company may modify, amend or waive the terms of the Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15. Data Protection

The Participant authorizes the release from time to time to the Company (and any of its Subsidiaries or Affiliated companies) (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, the Participant permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Participant hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Company or his or her employing company considers appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Participant (including through an online acceptance process managed by the Company) is acceptable.

HSN, INC.

By:
Name:
Title: